Exhibit 23.2

Consent of Independent Registered Public Accounting Firm

We consent to the incorporation by reference in the Registration Statement (Form S-8 No. 333-169342) pertaining to the Amended and Restated 2010 Stock Incentive Plan of Douglas Dynamics, Inc. and the Registration Statement (Form S-8 No. 333-184781) pertaining to the Douglas Dynamics, L.L.C. 401(k) Plan of our report dated March 13, 2017,  except for Note 1, as to which the date is March 1, 2018, with respect to the consolidated financial statements of Douglas Dynamics, Inc., included in its Annual Report (Form 10-K) filed with the Securities and Exchange Commission on March 1, 2018.

/s/ Ernst & Young LLP
Milwaukee, Wisconsin
March 1, 2018